UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(AMENDMENT NO.      )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-l l(c) or §240.14a-12

SCPIE HOLDINGS INC.

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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[LETTERHEAD OF SCPIE HOLDINGS INC.]

June 13, 2006

Dear Fellow Stockholders:

SCPIE’S ENTIRE SLATE OF NOMINEES HAS BEEN ENDORSED BY THE NATION’S TWO LEADING PROXY ADVISORY FIRMS.

The renowned independent proxy advisory firms, Institutional Shareholder Services (ISS) and Glass Lewis & Co. — who provide impartial advice in contested elections — both separately recommended that stockholders vote for all of SCPIE’s nominees at this year’s annual meeting of stockholders on June 22nd. These advisory firms’ recommendations are valued by hundreds of major institutional investment firms, mutual funds and fiduciaries throughout the United States.

If you have any doubt about how you should vote in this election, please consider the trusted advice of neutral advisors who have thoroughly and objectively analyzed the candidates and positions of each side and reached the following conclusions:

SCPIE’s Nominees Have Industry Expertise and Their Election is In Shareholders’ Best Interests. ISS and Glass Lewis praised SCPIE’s nominees for their insurance industry expertise while expressing concerns over the lack of relevant experience of the Stilwell Group. Glass Lewis commented that the Stilwell Group has “little discernable insurance experience” and that “the knowledge and industry specific expertise of the Company’s nominees would better serve SCPIE going forward.”

ISS also commended SCPIE’s candidates: “given the need for insurance expertise to help maintain the positive momentum for the company, management’s nominees provide more relevant experience.”

Stilwell’s Plan Not in the Interests of Shareholders. Glass Lewis voiced its concern over the detrimental effect Stilwell could have on SCPIE: “the Dissidents have also suggested that the Company return earnings to shareholders through dividends and stock repurchases. In our opinion, this would not be in the interests of shareholders at this time.”

SCPIE’s Management and Board Produce Positive Results. Glass Lewis lauded the positive results SCPIE has enjoyed in recent years in concluding that “the current board and management have demonstrated the operational capacity to execute its strategy” and that “shareholders should support the Company’s nominees and allow management to stay the course…”

The Recommendation of ISS and Glass Lewis, the Two Leading Impartial Analysts

We urge you to carefully review SCPIE’s proxy statement and vote FOR the Board’s nominees: Kaj Ahlmann, Willis T. King, Jr. and Elizabeth A. Murphy, by signing, dating and returning the enclosed WHITE proxy card. As ISS and Glass Lewis have agreed, these three nominees are exceptionally well qualified and have relevant insurance industry experience. Please choose experience and exceptional qualifications over corporate agitators whose plan could harm our company.

Please discard any GOLD proxy card you may receive from the Stilwell Group.

If you need any assistance or have any questions, please call MacKenzie Partners, our proxy solicitor, toll-free at 800-322-2885 or collect at 212-929-5500, or call our investor relations office at 310-551-5948.

Sincerely,

Donald J. Zuk
President and Chief Executive Officer

Mitchell S. Karlan, M.D.
Chairman

Important Additional Information Will be Filed with the SEC

On May 8, 2006, SCPIE filed a definitive proxy statement with the SEC and mailed it to SCPIE’s stockholders. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT SCPIE HAS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Security holders are able to obtain a free copy of the proxy statement and other related documents filed by SCPIE at the SEC’s website at www.sec.gov. SCPIE’s proxy statement and other related documents may also be obtained from SCPIE free of charge by contacting SCPIE’s Communications Department at (310) 551-5942.

LISTING OF PERSONS WHO MAY BE DEEMED “PARTICIPANTS” IN THE SOLICITATION AND CERTAIN INFORMATION CONCERNING SUCH PERSONS IS SET FORTH IN SCPIE’S DEFINITIVE PROXY STATEMENT FILED WITH THE SEC ON MAY 8, 2006, WHICH MAY BE OBTAINED THROUGH THE WEB SITE MAINTAINED BY THE SEC AT www.sec.gov. SINCE SUCH DATE, WILLIAM A. RENERT, M.D. SOLD 1,895 SHARES OF SCPIE’S COMMON STOCK ON MAY 12, 2006.

Forward-Looking Statements

In addition to historical information, this letter contains forward-looking statements that are based upon SCPIE ‘s estimates and expectations concerning future events and are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Successful withdrawal from the assumed reinsurance business, expansion of liability insurance business in its principal market and improved performance and profitability are dependent upon a variety of factors, including future economic, competitive and market conditions, frequency and severity of catastrophic events, future legislative and regulatory actions, uncertainties and potential delays in obtaining rate approvals, the level of ratings from recognized rating services, the inherent uncertainty of loss and loss expense estimates in both the core business and discontinued non-core business, and the cyclical nature of the property and casualty insurance industry, all of which are difficult or impossible to predict accurately and many of which are beyond the control of SCPIE. SCPIE is also subject to certain structural risks as an insurance holding company, including statutory restrictions on dividends and other intercompany transactions. Forward-looking statements also include statements herein regarding SCPIE’s upcoming Annual Meeting of Stockholders. In light of the significant uncertainties inherent in the forward-looking information herein, the inclusion of such information should not be regarded as representation by SCPIE or any other person that SCPIE ‘s objectives or plans will be realized.